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                           PURCHASE AND SALE AGREEMENT

                              WINDSOR AT HAUPPAUGE
                            Hauppauge, Town of Islip
                            Suffolk County, New York

         This Purchase and Sale Agreement (this "Agreement") is entered into as of May , 2001, between Windsor at Hauppauge Limited Partnership, a New York limited partnership having an address c/o General Investment & Development Co., 600 Atlantic Avenue, Suite 2000, Boston, Massachusetts 02210 ("Seller") and Home Properties of New York, L.P., a New York limited partnership having an address at 850 Clinton Square, Rochester, New York 14604 ("Purchaser").

         In consideration of the mutual covenants set forth herein and in consideration of the earnest money deposit herein called for, whose receipt and sufficiency are acknowledged by Seller, the parties agree as follows:

         Section 1. Sale and Purchase. Seller agrees to sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, all of the Seller's right, title and interest in, to and under the following:

                  (a) the two parcels of land, more particularly described in Exhibit A, together with the easements, rights of way and benefits described in Exhibit A (the "Land"); all improvements located on the Land, including, but not limited to, 297 residential apartment units, all located at 1312 Devonshire Road, Hauppauge, Town of Islip, Suffolk County, New York 11788, in a rental apartment community commonly known as Windsor Village at Hauppauge (the "Improvements");

                  (b) all tangible personal property and fixtures of any kind owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, or operation of the Land or Improvements, excluding those items identified in Exhibit B (the "Personalty");

                  (c) all leases, occupancy agreements, or other agreements providing for the use or occupancy of, , the residential apartments units within the Improvements (collectively, the "Leases" and, individually, a "Lease"); ; and all security deposits with interest as required by law, ("Security Deposits"), made by tenants (collectively, the "Tenants" and, individually, a "Tenant") under the Leases; and

                  (d) all (1) service agreements, supply or maintenance contracts, relating to the operation of the Improvements (the "Property Agreements") including but not limited to, those set forth on Exhibit C hereto,
(2) warranties, guaranties, indemnities, and claims against architects, contractors and suppliers and others, if any, ("Warranties"), (3) licenses and permits relating to operation of the Improvements ("Licenses"), and (4) trade names, marks, and other identifying material, excluding, however, the use of the name "Windsor".

         The items listed above in this Section 1 are herein collectively called the "Property". All of the Property shall be sold, conveyed, and assigned to Purchaser on the Closing Date (defined below).

         Section 2. Purchase Price. The purchase price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller, is Forty-Six Million, Five Hundred Thousand and No/100 ($46,500,000.00) Dollars (the "Purchase Price") subject to other adjustments and prorations provided herein, to be paid as follows:

                  (a) Assumption of Existing Debt. On the closing date, Purchaser shall assume the obligation to pay the outstanding principal balance on the closing date of each of the following notes: (" Existing Debt"):

                           (i) Multifamily Note dated May 28, 1996, in the
                  original principal amount of Twenty Million, Five Hundred Thirty-One Thousand, Seven Hundred and No/100 ($20,531,700.00) Dollars, with monthly installments of One Hundred Fifty Thousand, Six Hundred Fifty-Four and 34/100 ($150,654.34) Dollars; and

                           (ii) Multifamily Note dated December 17, 1998, in the
                  original principal amount of Five Million, Two Hundred and No/100 ($5,200,000.00) Dollars, with monthly installments of Thirty Three Thousand, Six Hundred Twenty-Three and 47/100 ($33,623.47) Dollars.

                  (b) Balance of the Purchase Price. On the Closing Date, Purchaser shall deliver to Seller by wire transfer of immediately available funds as directed by Seller, an amount (the "Cash Balance of the Purchase Price") equal to the Purchase Price less the outstanding Principal balance on the closing date of the Existing Debt.

         Section 3.        Deposit.
                           -------

                  (a) Within forty-eight (48) hours of receipt by Escrow Agent of a fully executed counterpart of this Agreement, Purchaser shall deliver to First American Title Insurance Company ("Escrow Agent"), whose address is One Financial Center, 15th Floor, Boston, Massachusetts 02111, by check or wire transfer of immediately available funds, a deposit in the amount of Seven Hundred Fifty and No/100 ($750,000.00) Dollars (together with the interest earned thereon, the "Deposit") which Escrow Agent shall immediately deposit for collection in an interest-bearing account invested as selected by Purchaser upon notice to Seller and Escrow Agent. The Deposit shall be held by Escrow Agent in accordance with the terms of Section 20 hereof.

         Section 4.        Delivery of Information by Seller.
                           ---------------------------------

                   (a) Seller, at its expense, has previously delivered or will cause to be delivered to Purchaser or will make available for Purchaser's inspection at the Property, within five (5) business days of the execution hereof, the information identified on Exhibit J (the " Due Diligence Documents").

         Section 5. Right of Inspection; Review Period Notice Regarding Property Agreements.

                  (a) From the date of execution of this Agreement by both parties ("Execution Date") and continuing until June 8, 2001 (the Review Period"), Purchaser and its representatives may inspect, at reasonable hours, the Property and the Due Diligence Documents; provided, however, in conducting its inspection, Purchaser shall not unreasonably interfere with the business and operations of the Tenants or of Seller. Purchaser shall be entitled to examine the Property's physical condition, including the right to enter vacant apartments and upon reasonable notice and the tenant's consent, the right to enter occupied apartments, provided, that Seller may designate an employee to accompany Purchaser at all times while Purchaser is on the Property. Purchaser shall make all inspections in good faith. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely at Purchaser's expense. Purchaser shall give Seller reasonable notice prior to making any inspection. Seller shall make relevant personnel available to answer questions which Purchaser may ask in its due diligence concerning the Property. Purchaser agrees to protect, defend, indemnify and hold harmless Seller and its respective partners, shareholders, affiliates, officers, employees, trustees and beneficiaries and Seller's tenants, contractors, agents and employees, from and against any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including, without limitation, reasonable attorneys' fees and court costs) sustained by Seller which result from or arise out of any onsite inspections by Purchaser or its representatives pursuant to this Agreement. Purchaser agrees to return the Property to the same condition in which the Property existed prior to Purchaser's making any inspection. Prior to entering the Property, Purchaser shall provide Seller with an insurance certificate evidencing comprehensive general liability insurance coverage, satisfactory in amount, coverage and carrier to Seller, in its uncontrolled discretion. Purchaser shall keep all information furnished to it by Seller confidential, but Purchaser may share such information with its partners, officers, employees, existing and potential financing and equity sources, and agents and representatives (including, without limitation, counsel, accountants, experts, consultants and financial advisors). If Purchaser terminates this Agreement for any reason whatsoever, then Purchaser shall deliver to Seller all reports, studies, data, and other information acquired by Purchaser or its representatives from Seller or its representatives in connection with inspections of the Property. Purchaser's obligations under this Section 5 shall survive the termination of this Agreement. Purchaser may not conduct intrusive tests on the Property without the prior written consent of Seller, which Seller may withhold or grant in its sole discretion.

                  (b) In the event that Purchaser shall determine, in its sole judgment, that the inspection is not satisfactory, then in that event (and not later than the end of the Review Period), Purchaser may terminate this Agreement, by delivering to Seller a notice of termination. If Purchaser does not, in its sole and absolute discretion, elect to terminate this Agreement, then Purchaser shall be deemed to have elected to waive forever its right to terminate this Agreement under this Section 5.

                  (c) On or prior to the last day of the Review Period Purchaser shall notify Seller in writing of those Property Agreements it will elect to assume, and those which it will not assume. If Purchaser fails to give such notice, then it shall be deemed that Purchaser has elected to assume all of the Property Agreements. If the Seller elects not to terminate all of those Property Agreements which the Purchaser has elected not to assume, Purchaser may terminate this Agreement.

                  (d) Notwithstanding the forgoing, as partial consideration for Seller's sale, conveyance and assignment of the Property to Purchaser, at the Closing Purchaser agrees to assume the Easement Agreement and the Operating Agreement of Sewage Disposal Facilities for the construction, operation and maintenance of mutual sewage treatment facility and disposal plant each dated October 14, 1968, and identified as items 2 and 3 on Exhibit A-1 hereto (the "Sewer Agreements"). Upon Closing, Purchaser agrees to continue to perform, pay and fulfill Seller's obligations under the Sewer Agreements as Seller is currently performing, paying and fulfilling (all of which shall be disclosed to Purchaser during or prior to the Review Period).

                  (e) Seller is the borrower of the Existing Debt shown in
Section 2 (b) (i) and (ii), which Existing Debt is secured by, inter-alia, mortgage liens on the Property. As provided in Section 2 herein and, provided that no default exists under the Existing Debt as of the Closing, Seller and Purchaser have agreed that a portion of the Purchase Price in the amount of the principal amount of the Exiting Debt on the Closing Date shall be paid by Purchaser assuming the Existing Debt. Any and all escrowed or similar funds held by the holder of the Existing Debt shall either be i) returned to Seller by the holder of the Existing Debt or ii) added to the Purchase Price if such escrows continue to be required by the holder of the Existing Debt.

                  (f) Within two (2) days after the execution of this Agreement, Seller and Purchaser shall request the approval of the holder of the Existing Debt to the assumption of the Existing Debt by Purchaser.

                  (g) The Seller and Purchaser shall act diligently and in good faith to secure the approval of the holder of the Existing Debt of Purchaser's assumption of the Existing Debt. The terms of any documents evidencing such approval ("Assumption Documents") must be under terms acceptable to Seller, Purchaser and Lender but in any event must contain the following condition:

                  (h) Upon execution and delivery of the Assumption Documents neither Seller nor any guarantor of all or any portion of the Existing Debt, under a contingent guaranty or otherwise, shall have any further obligation for the payment of the Existing Debt or the guaranty of any obligations thereunder or under any guaranty related thereto. Notwithstanding the foregoing, Seller agrees to accept the standard Fannie Mae assumption agreement.

         Section 6.        Title.
                           -----

                  (a) As between Seller and Purchaser, Purchaser agrees to accept the title commitment obtained by Seller (the "Title Commitment") dated April 3, 2001 issued by First American Title Insurance Company (the "Title Company") setting forth the status of the title of the Land and Improvements and Purchaser agrees to accept the updated survey obtained by Seller, (the "Survey") dated April 19, 2001, prepared by Harry Paul Hillebrand, Land Surveyor, a surveyor registered with and licensed by the State of New York. Said Survey conforms to the current standards of the American Congress of Land Surveyors. If any matter objected to is unsupported by such Survey conforming to such standards, then such matter shall be deemed irrelevant to the willingness of the parties to proceed. Purchaser hereby agrees to reimburse Seller the cost the preparation of said Survey and Title Commitment.

                   (b) Purchaser may, at any time prior to the expiration of the Review Period (the "Title Review Period"), object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment or Survey. All such matters to which Purchaser so objects shall be "Non-Permitted Encumbrances"; if no such objection notice is given during the Review Period, except as otherwise provided below, all matters reflected by the Survey and Title Commitment shall be "Permitted Encumbrances". If, prior to Closing, Purchaser receives notice of additional liens, encumbrances or other matters not reflected in the initial Title Commitment or Survey, then Purchaser may submit a revised list adding additional Non-Permitted Encumbrances. Nor shall Purchaser have the right to object to the mortgages and related instruments pertaining to Security for the Existing Debt (collectively, "Existing Debt Security Instruments")

                   (c ) Seller may, but shall not be obligated to, at its cost, cure, remove or insure around all Non-Permitted Encumbrances and give Purchaser written notice thereof within ten days after the Title Review Period expires; provided, however, Seller at its cost shall be obligated to cure, or otherwise remove by Closing all mortgages, deeds of trust, judgment liens, mechanic's and materialmen's liens, and other liens and encumbrances created by, under or through Seller against the Property (other than liens for taxes and assessments which are not delinquent) which either secure indebtedness or can be removed by payment of a liquidated sum of money ("Monetary Liens"), except that Seller shall have no obligation to cure, remove or insure around the Existing Debt Security Instruments.. In no event, however, shall Seller be obliged to expend more than $50,000 to remove all Monetary Liens other than all mortgages and deeds of trust, (excluding , as aforesaid, the Existing Debt Security Instruments), judgment liens and mechanic's and materialmen's liens which Seller shall be obligated to remove regardless of the amount secured thereby. If Seller does not timely cause all of the Non-Permitted Encumbrances to be removed or cured, if applicable, then Purchaser may, as its sole and exclusive remedy, either (a) terminate this Agreement by delivering notice to Seller or (b) purchase the Property subject to the Non-Permitted Encumbrances (other than Monetary Liens which Seller shall be obligated to cure) and such Non-Permitted Encumbrances (other than Monetary Liens which Seller shall be obligated to cure) shall thereafter be Permitted Encumbrances and with respect to the Monetary Liens, apply a portion of the Purchase Price to satisfy such Monetary Liens.

         Section 7.        Seller's Representations, Warranties, and Covenants.
Seller hereby represents and warrants to, and covenants with, Purchaser that:

                   (a) Tenant Rent Roll. To the best of Seller's knowledge and belief the Tenant rent roll dated as of ________, 2001 (the "Tenant Rent Roll") is true and correct in all material respects and accurately represents the subject matter thereof as the date thereof, and there are no other Leases affecting the Property other than those Leases set forth on the Tenant Rent Roll.

                  (b) Tenant Leases. To the best of Seller's knowledge and belief with respect to each Tenant except as otherwise set forth on the Tenant Rent Roll: (1) such Tenant's Lease is in full force and effect and no uncured breach or default exists on the part of the Seller or Tenant thereunder; (2) no rent called for under such Tenant's Lease has been paid more than 30 days in advance of its due date; (3) such Tenant has not asserted any claim of offset or other defense in respect of its or the landlord's obligations under its Lease; and (4) such Tenant is not entitled to any concession, rebate, allowance, or period of occupancy free of rent under its Lease or any other agreement with Seller.

                  (c) Actions. To the best of Seller's knowledge and belief there are no actions, suits, claims, assessments, or proceedings pending or threatened, that could materially adversely affect the ownership, operation, or maintenance of the Property or Seller's ability to perform hereunder.

                  (d) Property Agreements. Attached hereto as Exhibit C is a complete and correct list of all Property Agreements . All of the Property Agreements may be canceled on thirty (30) days' notice without premium or penalty unless otherwise specified on Exhibit C.

                  (e) Environmental Matters. Seller has not and will not (at any time prior to Closing) and Seller has not authorized and will not authorize (at any time prior to Closing) any agent, employee, contractor, tenant or third party to use, generate, treat, store, dispose of, or otherwise introduce, any Hazardous Substances into or on the Property except as permitted by applicable law. Seller has received no written notice of any unlawful presence, accumulation or storage of any Hazardous Substances in, on, under or affecting the Property or of the presence or suspected presence of any underground storage tanks on the Property, nor does Seller have any knowledge of the same. As used in this paragraph, the term "Hazardous Substances" shall mean and include any toxic and/or hazardous substances and defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended , 42 U.S.C. Section 9601 (14)(1990) in effect as of the date of this Agreement. Seller has no knowledge of any adverse environmental effect on the Property except as noted in the Phase I Environmental Site Assessment Report prepared by Comprehensive Environmental Assessments dated February 27, 1996, the Lead-Based Paint Inspection Report prepared by Comprehensive Environmental Assessments dated February 14, 2000 and the Phase I Environmental Site Assessment Report prepared by Comprehensive Environmental Assessments dated March 22, 2001.

                  (f) Notices. Seller has not received any written notices from governmental agencies stating that the Property has been constructed and is being occupied, maintained, and operated in violation of any applicable law or regulation; or with respect to any violations of building codes and/or zoning ordinances or other governmental laws, regulations or orders with respect to the Property, pending or threatened condemnation proceedings with respect to the Property, or any proceedings which could or would cause the change, redefinition or other modification of the zoning classification applicable to the Property or any part hereof.

                  (g)      Rights to the Property, Rights of First Refusal.
                           -----------------------------------------------

                           (1) Other than the conduct of rental housing business in the ordinary course, Seller has not committed nor obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any party.

                           (2) No rights of first refusal regarding the Property exist under the organizational documents of Seller or under any agreement by which Seller may be bound or affected which have not been waived.

                  (h) Liens. Seller agrees to keep the Property free from mechanics' and materialmen's liens or other new monetary liens through the date of Closing, other than Permitted Encumbrances.


                  (i) Unrecorded or Equitable Interests. To the best of Seller's knowledge and belief there are no unrecorded or undisclosed legal or equitable interests in the Property owned or claimed by any party other than Seller.

                  (j) Collective Bargaining Agreements and Benefit Plans. No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property.

                  (k) Approvals with Respect to Transaction. To the best of Seller's knowledge, there are no consents, approvals and authorizations from any person, required entity or governmental authority which are required in order for Seller to consummate transactions contemplated herein.

                  (l) Bankruptcy, Etc. No bankruptcy, insolvency, rearrangement or similar action involving the Property, whether voluntary or involuntary, is pending or threatened, and Seller has never:

                           (1)      filed a voluntary petition in bankruptcy;

                           (2) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

                           (3) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its or his properties or the Property; or

                           (4) made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

                  Seller is not anticipating or contemplating any of the actions set forth in (1) through (4) of this subsection.

                  (m) Litigation. Except as disclosed on Exhibit D, there are no pending or, to Seller's current actual knowledge, threatened, judicial, municipal or administrative proceedings with respect to, or in any material and adverse manner affecting the Property or in which Seller is or will be a party by reason of Seller's ownership of the Property or any portion thereof, including without limitation, proceedings for or involving tenant evictions (other than those which have been disclosed to Purchaser in writing), collections (other than those which have been disclosed to Purchaser in writing), condemnations, eminent domain, alleged building code, zoning or environmental violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the construction of any improvements thereon or the use and operation of the Property or any present plan or study by any governmental authority, agency or employee thereof which in any way materially challenges, affects or would challenge or affect the continued authorization of the ownership, construction, use and operation of the Property.

                  (n) Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing in the state of its organization and duly qualified to do business and in good standing in the state where the Property is located with the power to hold and convey the Property.

                  (o) Due Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Seller and constitute the Seller's legal, valid and binding obligations enforceable against Seller in accordance with its terms. The consummation by Seller of the sale of the Property is not in violation of or in conflict with nor does it constitute a default under any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is or may be bound, or of any provision of any applicable law, ordinance, rule or regulation of any governmental authority or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

                  (p) When used herein, the terms "to Seller's current actual knowledge" "knowledge", "to the best of Seller's knowledge and belief" or derivations thereof shall mean the current actual knowledge of William H. Roberts, Senior Vice President and Director of Portfolio Management of General Investment & Development Co. and Mary Ellen Klamm, Manager. If (1) any of Seller's representations and warranties set forth in this Section 7 are untrue in any material respect, or (2) at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this Section 7, then Seller shall give Purchaser prompt written notice thereof, and Purchaser may terminate this Agreement by delivering written notice to Seller at any time at or before the Closing. All of Seller's representations and warranties shall survive the Closing; however, Purchaser may not maintain an action for breach of such representations and warranties unless it shall have commenced suit against Seller not later than a date which is six months from the Closing Date. Such period from the Closing Date to a date six months thereafter shall be hereinafter the "Survival Period."

                  (q) Purchaser acknowledges that Purchaser will have the opportunity to independently and personally inspect the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection.

         EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 7 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AND DEFECTS AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 7 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN
SECTION 7 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN
SECTION 7 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

         Seller agrees that Purchaser has the right to inspect the Property and to investigate, test and review the information provided in accordance with this Agreement. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any such inspections, tests or investigations made by Purchaser or its agents except to the extent Purchaser has actual knowledge of a breach of representation and warranty of Seller as a result of said inspections, tests or investigations and discloses same to Seller prior to Closing.

         Nothing in this Agreement shall require Seller to incur any expense of any kind whatsoever to repair, restore or otherwise cure any condition or state of facts with respect to the Property which Purchaser discovers during the Review Period.

         Seller shall have no obligation under this Agreement to cure any violation of laws, ordinance, regulation and orders relating to the Property, including, without limitation, those relating to zoning, building design, environmental protection, hazardous substances, occupational safety and health and architectural access discovered by Purchaser during the Review Period.

         Section 8. Purchaser's Representations, Warranties and Covenants. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

                  (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited partnership in good standing in the State of New York. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

                  (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

         Section 9. Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on June 15, 2001 (the "Closing Date") at 10:00 a.m. at the offices of the Escrow Agent or at such other time and place as agreed to by the parties. Notwithstanding the foregoing Seller shall have the right to extend the closing date to a business day which is no later than August 1, 2001 provided Seller gives written notice to Purchaser of Seller's election to so extend and the extended Closing Date and provided further, Seller gives such written notice to Purchaser no later than five (5) business days prior to the date set forth in the preceding sentence as the Closing Date. Closing shall occur through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Escrow Agent shall agree in writing with Purchaser that (1) recordation of the Deed constitutes its representation that it is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statement and (2) release of funds to the Seller shall irrevocably commit it to issue the Title Policy in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement. Escrow Agent's escrow fee, if any, charged for conducting the Closing shall be shared equally by Seller and Purchaser.

         At the Closing the following, which are mutually concurrent conditions, shall occur:

         (a) At least one (1) business day prior to the Closing Date or on the Closing Date in the case of subsection (1) below, Purchaser, at its expense, shall deliver or cause to be delivered in escrow to the Escrow Agent the following:

                  (1) Funds available for immediate value to the Escrow Agent, in the amount of the Cash Balance of the Purchase Price as specified in Section 2(a), adjusted in accordance with this Section 9;

                  (2) Assumption of Existing Debt in a form to be agreed upon by Seller and Purchaser during the Review Period;

                  (3) Evidence satisfactory to Seller and Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

                  (4) Executed counterparts, as applicable, of the documents listed in 9(b) below; and

                  (5) Any additional documents that Seller, Escrow Agent, or Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

         (b) At least one (1) business day prior to the Closing Date Seller, at its expense, shall deliver or cause to be delivered in escrow to the Escrow
Agent:

                  (1) Bargain and Sale Deed in the form of Exhibit E, fully executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances;

                  (2)      Bill of Sale in the form of Exhibit F;
                                                       ---------

                  (3) Assignment and Assumption in the form of Exhibit G, fully executed and acknowledged by Seller, assigning, conveying, and transferring all of Seller's right, title and interest in and to the Property other than the Land and Improvements, to Purchaser, subject only to the Permitted Encumbrances;

                  (4) Affidavits and indemnities required by the Title Company, including, without limitation, mechanics' liens, parties in possession and gap affidavits, if available in New York;


                  (5) Evidence satisfactory to Purchaser and the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

                  (6) Certificate executed by Seller stating that, as of the Closing Date, each of Seller's representations and warranties set forth in Section 7 is true and correct in all material respects;

                  (7) Certificate in the form of Exhibit H meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to be Seller;

                  (8) Current Tenant Rent Roll, certified by Tenant to be true, correct and complete, dated no earlier than 10 days prior to the Closing Date;

                  (9) Originals of all Leases, including all amendments thereto and all consents or waivers with respect thereto that modify or supplement the provisions thereof in any respect, and all Property Agreements (the foregoing may be constructively delivered to the Purchaser by delivery of possession of the Land to Purchaser);

                  (10) A Notice to the Tenants advising them of the sale of the Property in the form attached hereto as Exhibit H-1;

                  (11) A termination letter from the current property manager effective the date of Closing;

                  (12) Such other instruments as are reasonably requested by Purchaser, to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, titles, and interests of Seller related to the Property and Seller will no longer have any rights, titles, or interests in and to the Property, except as expressly provided herein;

                  (13) Indemnity Escrow Agreement in the form of Exhibit I and the cash deposit; and

                  (14) Termination letters with respect to service contracts that are not being assumed by the Purchaser.

         (c) Seller shall pay all transfer, or similar taxes and fees imposed in connection with this transaction under applicable state or local law.

         (d) Seller shall pay all fees for releasing liens and encumbrances. Purchaser shall pay any and all assumption fees or similar fees in connection with Purchaser's assumption of the Existing Debt. Purchaser shall pay all mortgage recording taxes(if any) in connection with the recordation of the assumption agreement in connection with Purchaser's assumption of the Existing Debt as herein contemplated (subject to a limit based upon the outstanding principal balance of the existing debt on the closing date). Purchaser shall pay the fee for recording the Deed. Purchaser and Seller shall respectively pay such other costs in connection with the Closing as is customary in the State of New York.

         (e) The following shall be apportioned between Seller and Purchaser as of 12:00 midnight on the Closing Date (the "Proration Date"). Any apportionments and prorations which are not expressly provided for in this subsection shall be made in accordance with the customary practice in the State of New York. Seller and Purchaser shall prepare a schedule of adjustments (a "Closing Statement") before the Proration Date. Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at Closing. Any net adjustment in favor of Seller shall be paid in cash at the Closing by Purchaser. A copy of a Closing Statement agreed upon by Seller and Purchaser shall be executed by Seller and Purchaser and delivered to the Escrow Agent at the Closing.

                           (1) Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing
                                    Date but excluding non-refundable fees.
                                    Seller shall be charged with any rent
                                    collected by Seller before Closing but
                                    applicable to any period of time after
                                    Closing. Uncollected rent and other income shall not be prorated.

                           (2) Uncollected Rent. All rentals received after the Proration Date shall be applied, first, to current and, then, delinquent obligations, the latter of which shall be paid to Seller; provided, however, nothing herein shall operate to require Purchaser to institute a lawsuit to recover such amounts. Seller shall not be charged for uncollected rent for the month within which the Proration Date shall occur, it being the intent of the parties to prorate only the rents that have been collected at such date. Any delinquent rents for periods prior to the Proration Date and a prorated portion of rents for the month uncollected as of the Proration Date which are collected by Purchaser and which are not necessary to bring a tenant current as described above shall be forwarded to Seller.

                           (3)      Prepaid Rents, Fees and Security Deposits.
Prepaid rents and security and
other tenant deposits (including but not limited to pet deposits but not including non-refundable pet or other fees and deposits paid to Seller by Tenants), if any, under assigned leases shall be turned over to Purchaser by Seller at Closing as part of its obligation to transfer the Property to Purchaser (except to the extent that any such deposits have been applied to a tenant obligation as permitted under a Tenant Lease). Purchaser shall assume full liability therefore and indemnify and hold Seller harmless with respect to all such deposits.

                           (4)      Property Taxes.   Property taxes shall be
apportioned on the basis of the fiscal period for which assessed. If the Proration Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Proration Date by applying the tax rate for the preceding year to the latest assessed valuation. Purchaser shall provide to Seller written evidence of such assessment and/or tax rate for the current year within ten (10)days of Purchaser's receipt of same. The apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation within said ten (10) day period.

                           (5)      Service Contracts.        Prepaid or unpaid
amounts under those Service Contracts which shall be assigned to assumed by Purchaser at Closing shall be prorated.

                           (6)      Utilities.   Utilities, including water,
electric and gas, based upon the last
reading of meters prior to the Closing shall be pro-rated. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the Closing Date and Purchaser shall pay the bills therefor for the period subsequent thereto. If any utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price against Seller's portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing

                           (7)      All Other Operating Expenses.  All operating
expenses shall be prorated between
Seller and Purchaser as of the Proration Date on an accrual basis, based on the actual number of days in the month during which the Proration Date occurs. Seller shall be responsible for all Operating Expenses attributable to the period before the Proration Date and Purchaser shall be responsible for all Operating Expenses attributable to the period on and after the Proration Date. To that end, Seller shall be responsible for all interest on the Existing Debt attributable to the period before the Proration Date and Purchaser shall be responsible for all interest on the existing Debt attributable to the period on and after the Proration Date.

                           (8)      Final Bills.
In the event that final bills (including but not limited to real estate tax bills) are not available or cannot be issued prior to the Closing Date for any item being prorated under Section 9(e), then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing Date. Payments in connection with final adjustment shall be due within thirty (30) days of written notice. Seller shall have, at its sole cost and expense, reasonable access to, and the right to inspect and audit, Purchaser's books and records to confirm the final proration.

                           (9)      Prior to the Closing Date.
Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall indemnify and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys' fees expended by Purchaser in connection therewith. Seller shall have the right to receive all proceeds relating to the Property that are properly allocable to the period before the Closing Date, and Purchaser shall have the right to receive all proceeds relating to the Property that are properly allocable to the period from and after the Closing Date. Purchaser shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period from and after the Closing Date, except such costs and liabilities that arise out of or result from a breach by Seller of its representations and warranties set forth in Section 7 and for which a claim is timely made under Section 7, and Purchaser shall indemnify and hold harmless Seller from such costs and liabilities and from all reasonable attorneys' fees expended by Seller in connection therewith. This Section 9(e) shall survive the Closing.

         (f) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except for the Permitted Encumbrances and the Leases, with all parts of the Property (including without limitation the Leases, Improvements and Personalty) in the same condition as on the date hereof, normal wear only excepted.


         Section 10.       Conditions Precedent to Purchaser's and Seller's
Performance.

                  (a) Purchaser's obligation under this Agreement to close the transactions contemplated hereby shall be contingent upon satisfaction of the following conditions precedent:

                           (1) Seller shall have delivered to Escrow Agent the documents set forth in Section
                                    9(b) at Closing;

                           (2) The representations and warranties of Seller contained herein shall be true, accurate and correct in all material respects as of the Closing Date;

                           (3) Seller shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be complied with by Seller at or prior to the Closing, and

                           (4) The current holder of the Existing Debt shall have permitted the assumption by Purchaser of the Existing Debt and all instruments necessary to effect such assumption shall have been executed and delivered to the Escrow Agent.

                  (b) Seller's obligations under this Agreement to close the transactions contemplated hereby shall be contingent upon the following conditions precedent:

                           (1) Purchaser shall have delivered the Purchase Price as provided in Section
                                    9(a)(1);

                           (2) Purchaser shall have delivered all the documents required to effectuate Closing as set forth in Section 9(a) at Closing;

                           (3) Purchaser shall have performed all of its obligations under this Agreement; and

                           (4) The current holder of the Existing Debt shall have permitted the assumption by Purchaser of the Existing Debt and all instruments necessary to effect such assumption shall have been executed and delivered to the Escrow Agent.


                  (c) Purchaser hereby acknowledges that it is the intent of Seller to effect a deferred exchange under ss.1031 of the Code which will not
(i) delay the closing, (ii) cause any income or other tax consequences for the Purchaser, or (iii) cause additional expense, cost or liability to the Purchaser (provided that the Purchaser will accept nominal liability in the event that Seller is unable, despite having expended reasonable efforts to do so, to make arrangements with another intermediary to be involved in such exchange, and further provided that Seller shall in such event indemnify Purchaser against any ultimate liability arising out of such exchange), and Purchaser specifically agrees that Seller shall have the right to effectuate such an exchange in connection with the consummation of the sale and purchase transactions contemplated hereby. The Seller's rights and obligations under this Agreement may be assigned to an intermediary for the purpose of completing such an exchange provided, however, that no such assignment shall relieve or in any manner reduce Seller's liability or obligations under this Agreement. Purchaser agrees to cooperate with the Seller and such intermediary in a manner necessary to complete the exchange, except that under no circumstance will Purchaser be required to take title to any real or personal property other than the Property as part of this exchange. However, Seller's inability to consummate the transactions contemplated by this Agreement as a deferred exchange under ss.1031 for any reason (other than Purchaser's refusal to cooperate in such exchange transaction on the terms expressly set forth above) shall not relieve Seller of its obligation to convey the Property to Purchaser in accordance with the other terms of this Agreement.

                  (d) Seller hereby acknowledges that it is the intent of Purchaser to effect a deferred exchange under ss.1031 of the Code which will not
(i) delay the closing, (ii) cause any income or other tax consequences for the Seller, or (iii) cause additional expense, cost or liability to the Seller (provided that the Seller will accept nominal liability in the event that Purchaser is unable, despite having expended reasonable efforts to do so, to make arrangements with another intermediary to be involved in such exchange, and further provided that Purchaser shall in such event indemnify Seller against any ultimate liability arising out of such exchange), and Seller specifically agrees that Purchaser shall have the right to effectuate such an exchange in connection with the consummation of the sale and purchase transactions contemplated hereby. The Purchaser's rights and obligations under this Agreement may be assigned to an intermediary for the purpose of completing such an exchange provided, however, that no such assignment shall relieve or in any manner reduce Purchaser's liability or obligations under this Agreement. Seller agrees to cooperate with the Purchaser and such intermediary in a manner necessary to complete the exchange. However, Purchaser's inability to consummate the transactions contemplated by this Agreement as a deferred exchange under ss.1031 for any reason (other than Seller's refusal to cooperate in such exchange transaction on the terms expressly set forth above) shall not relieve Purchaser of its obligation to purchase the Property in accordance with the other terms of this Agreement.

         Section 11. Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Cushman & Wakefield. Seller will pay the commission due Cushman & Wakefield. In the event of any other claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim, loss, cost, liability or expense, including, but not limited to, attorneys fees.

         Section 12.       Additional Operating Covenants of Seller.
                           ----------------------------------------

                  (a) Operation of the Property. Seller, at its expense, will operate the Property until Closing in the normal course of business in accordance with practices heretofore conducted by Seller with respect to the Property. Until Closing, Seller shall continue the operation of the Property in the normal and usual manner. As of the Closing, Seller will place vacant apartment units at the Property, except such units that are vacated within five
(5) days of Closing, in "rent ready" condition per the normal timing, scheduling and quality standards of Seller's property manager.

                   (b) Service Agreements. Without Purchaser's Consent, Seller agrees not to enter into any Property Agreements prior to the Closing which shall survive the Closing or are not terminable upon thirty (30) days' prior written notice without penalty or termination charge.

                  (c) Insurance Policies. Seller shall, at its own expense, keep and maintain in full force and effect through the Closing, a policy or policies of all risk and general liability insurance covering the Property, from time to time on the Property, against loss or damage by fire, vandalism, malicious mischief, lightning, windstorm, water, accidents, contingent liability and other insurable perils, and rent loss insurance in amounts not less than those in force as of the date hereof. Any policy proceeds shall be used for the repair or replacement of the Property damaged or destroyed.

                  (d) Change in Condition. From the end of the Review Period and until Closing, Seller shall, to the best of its ability and to the extent of its current actual knowledge, promptly notify Purchaser of any material and adverse change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading. If Seller provides notice to Purchaser under this Section and Purchaser shall elect to proceed with the Closing, Seller shall be relieved of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement.

         Section 13. Destruction, Damage, or Taking Before Closing. If, before Closing, all or any material part of the Land, Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof. Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within ten (10) business days of receipt of Seller's notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and, to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser at Closing Seller's rights to such proceeds or awards. If, within five business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, or if Purchaser gives no notice within such period, then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 13. For the purposes of this Section 13, a damage or a taking shall be considered to be "material" if either (1) Existing Lender does not permit the proceeds thereof or award thereon to be used to restore the Property or (2) the value of the portion of the Land, Improvements, or Personalty damaged or taken exceed $500,000 in value, or, in the case of a taking, if the portion of the Land, Improvements, or Personalty taken are such that (i) they materially adversely affect the ability to use the remainder for the purposes for which they are presently used, (ii) access to the parking lot of the building is materially impaired, (iii) more than 10% of the parking spots are taken or (iv) the entrance to the Property is materially and adversely affected.

         Section 14.       Termination and Remedies.
                           ------------------------

                  (a) If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser in Sections 5, 6, 7 or 13, then Seller, as its sole remedy, may terminate this Agreement by notifying Purchaser thereof, in which event Escrow Agent shall deliver the Deposit to Seller as liquidated damages, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement. In addition to the foregoing, Seller shall also be entitled to recover all expenses, including reasonable attorney's fees and litigation costs, incurred in connection with recovering the Deposit following a breach hereof by Purchaser.

                  (b) If Purchaser terminates this Agreement pursuant to Sections 5, 6, 7 or 13, then Escrow Agent shall return the Deposit to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.

                  (c) If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser's failure to perform its obligations hereunder in all material respects or termination hereof by Purchaser in accordance with Section 14(a), then Purchaser may, as its exclusive remedies therefor: (1) terminate this Agreement by notifying Seller thereof, in which case Escrow Agent shall deliver the Deposit to Purchaser, and in addition, Purchaser shall also be entitled to recover all expenses, including reasonable attorney's fees and litigation costs, incurred in connection with recovering the Deposit following a failure to consummate the transaction hereof by Seller and neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement, or
(2) seek specific performance of the obligations of Seller hereunder, and all expenses, including reasonable attorneys' fees and litigation costs, incurred in enforcing its rights and remedies hereunder.

                  (d) The provision for payment of liquidated damages in Section 14(a) has been included because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

         Section 15. Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same to such party by recognized delivery service; by nationally recognized overnight delivery service or by facsimile copy transmission with a copy sent by prepaid nationally recognized overnight delivery service. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

         If to Seller, to:          Windsor at Hauppauge Limited Partnership
                                    C/O General Investment & Development Co.
                                    Suite 2000
                                    600 Atlantic Avenue
                                    Boston, MA 02210
                                    Attn: William H. Roberts, Senior Vice
                                          President

         With a copy to:            Stuart R. Johnson
                                    Executive Vice President and General Counsel
                                    General Investment & Development Co.
                                    Suite 2000
                                    600 Atlantic Avenue
                                    Boston, MA 02210

                                            and
                                    ==============================


        If to Purchaser, to:
                                            Home Properties of New York, L.P.
                                            850 Clinton Square
                                            Rochester, NY  14604
                                            Attn: Norman Leenhouts, Chairman


         with a copy to:
                                            Kathleen K. Suher, Esq.
                                            At Purchaser's address above

         Either party hereto may change its address for notice by giving three days prior written notice thereof to the other party. Notices may be given by the above named counsel to a party.

         Section 16. Assigns, Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Except as herein otherwise provided, this Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights hereunder to any entity which is an affiliate of Purchaser or to an exchange agent as provided in Section 10(d) above . Such assignment shall not relieve Purchaser of its obligations under this Agreement. In addition, the Purchaser expressly acknowledges and agrees that Seller may transfer, convey and/or donate all or an undivided interest in the Property (either directly or indirectly, for example, by transfer of all or a portion of the partnership interests in Seller) provided that (i) such successor, transferee and/or donee expressly assumes to be bound by and to observe all liabilities and obligations of Seller hereunder, (ii) Seller continues to be bound, jointly and severally with such successor, transferee and/or donee, for all representations, warranties and covenants of Seller hereunder, (iii) such transfer, conveyance and/or donation will not delay the Closing hereunder and (iv) such transfer, conveyance and/or donation will not cause additional expense, cost or liability to the Purchaser. Purchaser agrees to cooperate with the Seller and any such successor, transferee and/or donee, including, without limitation, to divide the Cash Balance of the Purchase Price in accordance with the directions of the Seller and such successor, transferee and/or donee. Purchaser acknowledges that between the date of this Agreement and the Closing Date all or some of the partners of Seller may transfer, convey and/or donate a portion of the partnership interests in Seller to a nonprofit entity and, if so, then the obligations of Seller hereunder shall be subject to the additional condition precedent that such nonprofit entity consents to consummation of the transactions contemplated by this Agreement.

         Section 17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

         Section 18. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

         Section 19. Rule of Construction; No Waiver. Purchaser and Seller acknowledge that each party has reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party. No custom or practice which may evolve between the Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.

         Section 20.       Escrow Provisions.
                           -----------------

                  (a) Concurrently with delivery of the balance of the Purchase Price due at Closing, the Deposit shall be refunded to Purchaser. The party entitled to the Deposit shall be charged with all income on any earnings on the Deposit and shall receive any such earnings. Purchaser represents and warrants to Escrow Agent and Seller that its taxpayer identification number is correctly set forth below its signature.

                  (b) If for any reason the Closing does not occur on or prior to the Closing Date, or this Agreement is terminated, and either party makes a written demand upon Escrow Agent for payment of the Deposit in accordance with the terms of this Agreement, then Escrow Agent shall give written notice as provided in this Agreement to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the demand for the Deposit within five (5) business days after the date when notice is deemed given as provided in this Agreement, Escrow Agent is hereby authorized deliver the Deposit in accordance with such demand. If Escrow Agent does receive such written objection within such five (5) business day period, Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the parties to this Agreement or a final nonappealable judgment of a court of competent jurisdiction. Escrow Agent shall have the right at any time to deposit the Escrow Funds with the Clerk of Court of Suffolk County, New York, and Escrow Agent shall give written notice of such deposit to Seller and Purchaser.

                  (c) Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with adverse claims and demands being made for the Deposit. Escrow Agent shall not be responsible for any act or failure to act on its part nor shall it have any liability under this Agreement or in connection herewith except in the case of its own willful default or gross negligence. This Agreement shall terminate and Escrow Agent shall be automatically released from all obligation, responsibility and liability hereunder upon Escrow Agent's delivery or deposit of the Deposit in accordance with the provisions of this Agreement.

                  (d) It is expressly understood that Escrow Agent acts hereunder as a stakeholder for the convenience and accommodation of the parties hereto and as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument received by or deposited with it, or for the form of execution of such instruments, or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent may act.

                  (e) The duties of Escrow Agent are purely ministerial. Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

                  (f) Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it.

                  (g) Seller and Purchaser hereby jointly and severally agree to indemnify and save Escrow Agent harmless from any and all loss, damage, claim, liability, judgment and other cost and expense of every kind and nature which may be incurred by Escrow Agent by reason of its acceptance of, and its performance under, this Agreement (including, without limitation, reasonable attorneys' fees, disbursements and court costs) except in the case of its own willful default or gross negligence.

                  (h) Upon delivery of the Deposit in accordance with this Agreement, Purchaser and Seller hereby release Escrow Agent from all obligation and liability hereunder.

         Section 21.       Miscellaneous.
                           -------------

                  (1) Time. Time is of the essence in the performance of this Agreement.

                  (2) No Recording. Neither party will record this Agreement or any memorandum thereof. Any attempt to do so will be void ab initio and shall be a material breach of this Agreement by the recording party.

                  (3) Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure of either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other term or provision in the future.

                  (4) Headings. The section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

                  (5) Attorneys' Fees. Should either party employ attorneys to enforce the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys' fees, expended or incurred in connection therewith.

                  (6) Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks where the Property is located or the states or cities in which the parties are located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time shall be deemed to end at 5:00 p.m. Eastern Standard Time.

                  (7) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of such counterparts shall constitute one Agreement.

                  (8)      Signage.  Purchaser and Seller agree that:
                           -------

                           (1) Purchaser shall within sixty (60) days of the
                  Closing, and at its sole cost and expense, remove any signs or other symbols (herein collectively referred to as the "Signs") located on or about the Property and/or the Improvements and which contain or refer to the name "Windsor" and that subsequent to Closing Purchaser shall not use the name "Windsor" in referring to, identifying or otherwise naming the Property.

                           (2) In the event that Purchaser fails to remove the
                  Signs as required herein, Seller shall have the right and Purchaser hereby grants Seller an irrevocable license, to enter upon the Property, at reasonable times and in a reasonable manner in order to remove the Signs, at the cost and expense of the Purchaser.

         Section 22. Audit. Upon the request of Purchaser, the Seller will provide, or cause to be provided, a signed representation letter in favor of PricewaterhouseCoopers. The terms of the representation letter shall be mutually acceptable to Seller, Purchaser and PricewaterhouseCoopers. The Purchaser and Seller shall endeavor during the Review Period, in good faith, to agree upon the terms of the representation letter. Whether or not Seller, Purchaser and PricewaterhouseCoopers reach agreement with respect to the terms of the representation letter, the Seller will provide access to PricewaterhouseCoopers, to all financial and other information relating to the Property as is reasonably sufficient to enable it to prepare audited financial statements, at Purchaser's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission. Seller's obligation to provide such access to PricewaterhouseCoopers shall expire on the first anniversary of the Closing Date.


         IN WITNESS WHEREOF, that parties hereto have duly executed this Agreement as of the date first set forth above.

                           SELLER:

                           WINDSOR AT HAUPPAUGE LIMITED
                           PARTNERSHIP, a New York limited partnership

                           By:      WINDSOR AT HAUPPAUGE, INC., a New York
                                    corporation

                           By:
                                   --------------------------------------------
                           Name:
                                   -------------------------------------
                           Title:
                                   -----------------------------------------
                           PURCHASER:


                           HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership

                           By: Home Properties of New York, Inc., a Maryland
                               corporation, its general partner

                           By:  ______________________________
                           Its:  _______________________________
                           Tax Identification Number: 16-1455130
                                                      ----------

                           ESCROW AGENT:

                           First American title Insurance Company

                           By:
                              -----------------------------------
                           Name:
                                ---------------------------------
                           Title:
                                ---------------------------------

                        Schedule of Exhibits


                  A      -      Description of Land

                  A-1    -      Permitted Exceptions

                  B      -      Excluded Personalty

                  C      -      List of Property Agreements

                  D      -      Litigation

                  E      -      Form of Bargain and Sale Deed

                  F      -      Form of Bill of Sale

                  G      -      Form of Assignment and Assumption

                  H      -      Form of FIRPTA Certificate

                  H-1    -      Form of Notice to Tenants

                  I      -      Form of Indemnity Escrow Agreement

                  J      -      Due Diligence Documents